Exhibit 99.1

Press Release	7575 W. Jefferson Blvd.
January 11, 2012	Fort Wayne, IN 46804
260.969.3500
260.969.3590 (Fax)

Steel Dynamics Announces New Term Loan Facility

FORT WAYNE, INDIANA, January 11, 2012 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) announced today that it has expanded its senior secured credit facility by adding a $275.0 million term loan facility to its existing five year $1.1 billion revolving credit facility.  The new five year term loan matures September 30, 2016 (the “Maturity Date”) and is guaranteed by certain of the Company’s subsidiaries and is secured by substantially all of the Company’s and said subsidiaries’ accounts receivable and inventories.  Quarterly principal payments under the Term Loan are required to be made in amounts ranging from 1.25% to 3.75% of the original principal amount, with the unpaid principal balance of approximately $158 million due on the Maturity Date.  The Company intends to use the proceeds of the term loan, together with cash on hand, to fund the purchase of $278,470,000 of the Company’s 7 3/8% Senior Notes due 2012 (the “2012 Notes”) in accordance with the Company’s recently announced cash tender offer for the 2012 Notes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and Wells Fargo Securities, LLC served as joint and exclusive bookrunners and lead arrangers.

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding the referenced tender offer, payments thereunder and results therefrom, and the new term loan facility.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Chief Financial Officer / (260) 969-3500